EXHIBIT 21.1

SUBSIDIARIES OF CARBONICS CAPITAL CORPORATION

Name	Jurisdiction of Organization	Percentage Ownership

Westport Energy LLC	Delaware	100	%1
Westport Energy Acquisition Inc.	Delaware	100%

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1Owned indirectly through Westport Energy Acquisition Inc., which owns 100% of the membership interest of Westport Energy LLC.